Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-189694 on Form S-8 and Registration Statement No. 333-192137 on Form S-3 of Chambers Street Properties of our report dated February 24, 2014, with respect to the consolidated balance sheets of Duke/Hulfish, LLC and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement Schedule III, which report appears in the December 31, 2013, annual report on Form 10-K of Chamber Street Properties.
/s/ KPMG LLP
Indianapolis, Indiana
March 3, 2014